Exhibit 10.2
CA, Inc.
Restricted Stock Unit Agreement

Name of Participant	EmplID
Grant Number
Total Number of Shares Underlying Restricted Stock
Unit Award
Grant Date
This Agreement confirms the grant under the CA, Inc. 2007 Incentive Plan (the “Plan”) to the above-named participant of the number of Restricted Stock Units set forth above. This Agreement does not constitute ownership of any shares of Common Stock of CA, Inc. (the “Company”) or confer any rights associated with the ownership of shares, except as expressly set forth herein. This grant is subject in all respects to the applicable terms of the Plan. This Agreement incorporates by reference the terms of the Plan [(including without limitation, Section 7.5 of the Plan, such that the participant may be subject to the forfeiture of the unvested portion of this Restricted Stock Unit award and must return any vested shares already delivered pursuant to this Agreement in certain circumstances described in that Section),] and is subject to the provisions thereof. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Service Center at 1-866-514-4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service — ESS). If you are located outside of North America, please contact your local Human Resources Representative.
This award will vest [INSERT VESTING SCHEDULE] on [INSERT VESTING DATE(S)]. No shares of Common stock shall be issued to the participant prior to the date on which the Restricted Stock Units vest, and shall be forfeited by the participant upon the participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or Disability, as defined in the Plan. All shares of restricted stock units will immediately vest upon the participant’s death or Disability or upon a Change in Control of the Company.
If the participant has an employment agreement with CA, Inc. which contains different or additional provisions relating to vesting of restricted stock unit awards, or otherwise conflicts with the terms of this Restricted Stock Unit Agreement, the provisions of the employment agreement shall govern and be incorporated herein by reference.
Where required pursuant to the terms of the Plan, the Company will satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock Units by withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of this award having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock Units first become taxable equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law with respect to such taxable shares. In other cases, as a condition to the delivery of Shares or the lapse of restrictions related to this Restricted Stock Unit, or in connection with any other event that gives rise to a tax withholding obligation, the Company (i) may deduct or withhold from any payment or distribution to the Participant (whether or not pursuant to the Plan), (ii) will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) may enter into any other suitable arrangements to withhold, in each case, in an amount sufficient to satisfy such withholding obligation.

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